Exhibit 99.1

FOR IMMEDIATE RELEASE

MR. ANTHONY HARVEY APPOINTED TO ABERDENE MINES' ADVISORY BOARD

Las Vegas, Nevada - May 26, 2005 - Aberdene Mines Limited (OTCBB: ABRM) (the "Company" or "Aberdene") is pleased to announce that Mr. Anthony R. Harvey has been appointed to the Advisory Board of Aberdene Mines Ltd. The Advisory Board will consist of industry professionals familiar with copper mining, and in particular, the SX-EW copper process. The Advisory Board will guide the Company on the development of its New York Canyon Copper project through to feasibility and production.

Mr. Harvey has been consulting to companies in the resource industry for over 40 years and has worked on numerous projects with capital costs ranging up to $150 million. He has first hand experience with a wide range of technical, commercial, corporate and associated public company activities with considerable interface around the world with government agencies, financial institutions and the media.

From 1959 to 1989 Mr. Harvey worked for Wright Engineers Ltd.-Fluor Daniels in various management positions including, Senior Project Manager responsible for the design, construction and start-up of 14 mines world-wide on behalf of major mining corporations.

From 1988 until October 2000, Mr. Harvey was a Founder, Director and Senior Executive of Azco Mining Inc., a resource company trading on the Toronto and American stock exchanges. Azco's principal mineral property was the Sanchez porphyry copper project located near Safford, Arizona. This project was developed through to the bankable feasibility stage and subsequently sold to Phelps Dodge Corporation for US $40 million. Azco's second project, Piedras Verdes, in Sonora State, Mexico had two billion pounds of recoverable copper and was joint ventured with Phelps Dodge.

Mr. Harvey is currently the President and Founder of ARH Management Limited, a management and consulting company to the resource industry. He is also a Chairman and Director of Oremex Resources Inc. and Lake Shore Gold Corp., Director of Cobre Del Mayo, a Mexican mining company formed in partnership with Phelps Dodge Corporation, and a Director of Terra Energy Corp.

"Anthony Harvey brings strategic perspective, as well as industry know-how to Aberdene Mines. His world-wide expertise in mine development and the SX-EW process will be a tremendous asset to the Company as it proceeds with the development of the New York Canyon copper project", stated Mr. Brent Jardine, President, Aberdene Mines Ltd. He further stated, "The Longshot Ridge oxide deposit is ideally suited for the SX-EW process and is a cost effective way to produce copper on-site, therefore eliminating the need for smelting."

On behalf of the Board of Directors

ABERDENE MINES LTD.
 Brent Jardine, President

101 Convention Centre Drive - Suite 700
Las Vegas, Nevada 89109
Tel: (702) 939-5389 Fax: (702) 221-0904

Disclaimer: This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to further develop mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements.